EXHIBIT 10.1

PHILLIPS-VAN HEUSEN CORPORATION LETTERHEAD

December 16, 2005

Dear Bruce:

This letter agreement sets forth our revised agreement relating to your retirement as an employee of Phillips-Van Heusen Corporation (the “Company”).  This letter agreement constitutes an amendment of the Employment Agreement, dated as of April 12, 2004, between you and the Company, as amended by the letter agreement, dated March 3, 2005, between the parties (together, the “Employment Agreement”).

In recognition of the rapid and seamless transition of leadership from you to Mark Weber and your efforts in this regard, your retirement date will be December 30, 2005 (the “Retirement Date”).  Notwithstanding the foregoing, for purposes of the Supplemental Defined Benefit Plan, you will receive an additional benefit equal to the difference between the present value (as of December 30, 2005) of your January 29, 2006 benefit and the value of the benefit on December 30, 2005, as adjusted (whether an increase or a decrease) to reflect the difference between the present value of your benefit under the Company’s qualified defined benefit plan as of January 29, 2006 and the present value of the benefit as of December 30, 2005.  In addition, as per our original agreement, for purposes of the March 3 letter agreement, the “Transition Period” will terminate on December 30, 2005, except that (i) your final payment of salary will include an amount equal to the portion of your salary that would otherwise have been payable for the period from the Retirement Date through and including the last day of the Company’s 2005 fiscal year and (ii) your annual incentive bonus under the Company’s Performance Incentive Bonus Plan and your long-term incentive award payment under the Company’s Long Term Incentive Plan for the performance cycle ending on the last day of the Company’s 2005 fiscal year will be determined as if your employment continued through and including the last day of the Company’s 2005 fiscal year and shall exclude the effect of the payments made to you upon your retirement.

This letter agreement also serves as confirmation that to the extent that you are entitled to or elected to receive payments upon retirement under the Company’s Supplemental Savings Plan, the Supplemental Defined Benefit Plan and your capital accumulation plan agreement, such amounts will be paid no later than December 31, 2005.

You hereby acknowledge and agree that the acceleration of your retirement provided for herein is entirely voluntary.  As such, you hereby agree that, notwithstanding anything to the contrary contained in the Employment Agreement, or any other plan of the Company or its affiliates in which you participate or agreement between you and the Company or any of its affiliates, nothing provided for herein shall constitute “Good Reason,” or otherwise serve as the basis for a claim of breach or constructive termination, under the Employment Agreement or any such plan or agreement.

Except as amended by this letter agreement, the Employment Agreement shall continue in full force and effect in accordance with its terms, except that references in the Employment Agreement to “this Agreement” or words of similar connotation shall mean the Employment Agreement, as amended hereby.

The Board has approved the entering into of this letter agreement.

Please confirm by signing below that the above reflects our mutual understanding of the matters set forth herein.

Regards,

/s/ Henry Nasella

Henry Nasella
Chairman of the Compensation Committee

Agreed and acknowledged:

  /s/ Bruce J. Klatsky

Bruce J. Klatsky